Independent Auditors' Report on Internal Accounting Control



     The Board of Directors and Shareholders
     American Eagle Funds, Inc.:


     In planning and performing our audits of the financial statements of American Eagle Capital Appreciation Fund, American Eagle Twenty Fund, and American Eagle Large-Cap Growth Fund (funds within American Eagle Funds, Inc.) for the year ended December 31, 2000 [for the period from December 29, 2000 (commencement of operations) to December 31, 2000 for the American Eagle Large-Cap Growth Fund], we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

     The management of American Eagle Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

     Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

     Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above.

     This report is intended solely for the information and use of management, the Board of Directors of American Eagle Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



                                    KPMG LLP



     Minneapolis, Minnesota
     February 9, 2001